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                                                                    EXHIBIT 99.6

NEWS BULLETIN FROM
FRB
THE FINANCIAL RELATIONS BOARD, INC.

RE:

DECRANE AIRCRAFT HOLDINGS, INC.
2361 Rosecrans Ave., Suite 180
El Segundo, CA 90245
TRADED:  NASDAQ:  DAHX

FOR FURTHER INFORMATION:

AT DECRANE: Robert A. Rankin, Chief Financial Officer (310) 725-9123 AT DONALDSON, LUFKIN & JENRETTE: Cathy Conroy (212) 892-3275

AT THE FINANCIAL RELATIONS BOARD: Karen Taylor--General Information; Moira Conlon-- Investor/Analyst Contact; Marjorie Ornston--Media (310) 442-0599

FOR IMMEDIATE RELEASE
JULY 17, 1998

    DLJ MERCHANT BANKING PARTNERS II AND DECRANE AIRCRAFT HOLDINGS, INC. ANNOUNCE AGREEMENT FOR ACQUISITION OF DECRANE AIRCRAFT HOLDINGS AT $23.00 PER SHARE

    NEW YORK, NY, JULY 17, 1998--Donaldson, Lufkin & Jenrette, Inc. (NYSE:DLJ) and DeCrane Aircraft Holdings, Inc. (NASDAQ: DAHX), jointly announced that DeCrane and an affiliate of DLJ Merchant Banking Partners II, DeCrane Acquisition Co., have entered into a definitive merger agreement pursuant to which DeCrane Acquisition Co. would acquire DeCrane for $23.00 per share of common stock of DeCrane. The board of directors of DeCrane has unanimously approved the transaction and resolved to recommend that DeCrane shareholders accept the offer.

    Pursuant to the merger agreement, DeCrane Acquisition Co. will promptly commence a cash tender offer for all outstanding shares of common stock at $23.00 per share, net to the seller in cash. The offer is conditioned upon, among other things, a minimum of a majority of the shares being properly tendered and not withdrawn prior to the expiration of the offer. The offer is also subject to receipt of customary regulatory approvals.

    In the merger to occur following the consummation of the tender offer, each share of DeCrane common stock outstanding and not tendered pursuant to the offer will be converted into the right to receive $23.00 in cash. There are currently approximately 7,500,000 shares of DeCrane common stock outstanding.

    DeCrane common stock is traded on the Nasdaq Stock Exchange. The last reported sale price of the common stock on Thursday, July 16, 1998 was $17.625.

    DeCrane Acquisition Co. expects that the necessary filings with the Securities and Exchange Commission in connection with the tender offer will be made within the next several days and that the offer documents will be mailed to DeCrane shareholders promptly thereafter. DLJ Securities Corporation is acting as dealer manager and D.F. King & Co., Inc. as the information agent in connection with the tender offer.

    R. Jack DeCrane, Chairman and CEO of DeCrane, stated, "This transaction allows stockholders to receive cash for all their shares at a very attractive price while DLJ Merchant Banking will be a source of capital for the company to pursue acquisitions and implement its business plan."

    Thompson Dean, Managing Partner of DLJ Merchant Banking Partners II, said, "We are excited to invest in a company with such rapid growth prospects and industry leading products. We look forward to
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providing management with the capital to aggressively grow these businesses through both internal investment and acquisitions."

    DLJ Merchant Banking Partners II, a $3 billion fund dedicated to private equity and equity-related investments, seeks significant capital appreciation through domestic and international investments in common or preferred stock and debt or other securities in leveraged acquisitions and corporate joint ventures. Since its formation in November 1996, DLJ Merchant Banking Partners II has consummated (or contracted to consummate) 22 transactions valued at approximately $10 billion, the largest of which include Ameriserve, DecisionOne, Duane Reade, Thermadyne and Von Hoffman Press.

    Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,700 people worldwide and maintains offices in 14 cities in the United States and 10 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin, & Jenrette, refer to the company's world wide web site at http:// www.dlj.com.

    DeCrane Aircraft Holdings, Inc., based in El Segundo, California, is a leader in the manufacturing and integration of avionics components primarily for the commercial aircraft market, with the balance for the corporate, military, and regional airplane sectors. The firm has grown rapidly, mainly through acquisitions, and believes itself well positioned to participate in an ongoing consolidation of the fragmented aerospace-supplier industry.

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    Financial Relations Board, Inc. serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be considered an offer to buy or sell securities.